Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated October 9, 2020 (except for Notes 2 and 6, as to which the date is February 25, 2021), with respect to the December 31, 2019 consolidated financial statements of Coinbase Global, Inc. contained in the Registration Statement and Prospectus on Form S-1 (File No. 333-253482) filed on March 23, 2021, which are incorporated by reference in this Registration Statement on Form S-8. We consent to incorporation by reference of the aforementioned report in the Registration Statement and Prospectus on Form S-8.

/s/ GRANT THORNTON LLP
New York, New York
April 1, 2021